Exhibit 10.2 (2)(a)
A. H. BELO 2008 INCENTIVE COMPENSATION PLAN
NON-EMPLOYEE DIRECTOR EVIDENCE OF AWARD
Director:
Date of Grant:
Under the terms of the A. H. Belo 2008 Incentive Compensation Plan (the “Plan”), you have been granted the following awards. All awards are effective on the Date of Grant set forth above and are subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference. Your long-term incentive awards are described below.

1.	Stock Options.

	Number of shares:	shares of A. H. Belo Corporation Series B Common Stock

	Option exercise price:	$ per share

	Vesting and exercise date:	shares on and after [one year from date of grant]

	Expiration date:	The option will expire on, and may not be exercised after, [ten years from date of grant]
Your right, if any, to exercise vested and unvested stock options upon your termination of service is set forth in the termination guidelines attached as Appendix A to this Evidence of Award.

2.	Restricted Stock Units.

Number of RSUs:

	Vesting:	100% on the date of the annual meeting of shareholders on approximately [date of meeting one year after grant]

	Payment date:	Within 10 business days following the date of the annual meeting of shareholders in May [year of grant +3]

	Form of payment:	60% in shares of A. H. Belo Corporation Series A Common Stock; 40% in cash
Your right, if any, to payment with respect to your Restricted Stock Units upon your termination of service is set forth in the termination guidelines attached as Appendix A to this Evidence of Award.

3. Change in Control. In the event of a Change in Control as defined in the Plan, (i) all unvested stock options will vest and become exercisable immediately and (ii) all RSUs will vest immediately. Vested RSUs will be paid at the earliest practicable date that payment may be made without violating any applicable provision of Section 409A of the Internal Revenue Code.
If you have questions concerning this award, please contact Sheila Hartley at (214) 977-2080.

Appendix A
Termination Guidelines for Stock Options and Restricted Stock Units
Granted to Non-Employee Directors

Termination Reason	Stock Options	Restricted Stock Units

Voluntary resignation	Unvested options are forfeited immediately. Vested options remain exercisable for original term of the option.	Vesting will be pro-rated based on actual service rendered. Payment is made on the normal payment date (date of annual meeting 3 years from grant date).

Retirement	Vesting is accelerated and options remain exercisable for original term of the option.	Vesting will be pro-rated based on actual service rendered. Payment is made on the normal payment date (date of annual meeting 3 years from grant date).

Death or Disability	Vesting is accelerated and options remain exercisable for original term of the option.	Vesting is accelerated and RSUs are paid as soon as practicable.